EXHIBIT 99.1

For Immediate Release
Aptose Appoints Rafael Bejar, M.D., Ph.D., as Chief Medical Officer

SAN DIEGO and TORONTO, December 4, 2019 – Aptose Biosciences Inc. (NASDAQ: APTO, TSX: APS), a clinical-stage company developing highly differentiated therapeutics targeting the underlying mechanisms of cancer, today announced the appointment of Rafael Bejar, M.D., Ph.D., to the position of Senior Vice President, Chief Medical Officer, effective January 1, 2020. In his role as a member of the executive leadership team, Dr. Bejar will oversee global clinical development and regulatory initiatives for Aptose, as well as other research activities.

“Rafael is a physician-scientist whose depth of experience both in the research setting and in treating patients with hematologic malignancies brings a unique and important perspective as we accelerate the clinical development of our hematologic product candidates,” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer. “We are very fortunate and excited to have him join Aptose and welcome him as a senior member of the management team.”

Dr. Bejar is trained in internal medicine and board certified in oncology and hematology, with a special interest in hematologic malignancies and myelodysplastic syndrome (MDS). Prior to joining Aptose, he served as Associate Professor of Clinical Medicine in the Division of Hematology and Oncology at University of California San Diego in the Moores Cancer Center, where he established an MDS Center of Excellence, which provides state of the art care, clinical trials and medical expertise in one center. Dr. Bejar has authored numerous research articles published in leading journals such as The New England Journal of Medicine, Journal of Clinical Oncology, Blood and more; has served as an invited speaker and chair at multiple scientific/clinical conferences; has served in teaching capacities and has been honored extensively.

Dr. Bejar completed his internal medicine residency at the Brigham and Women's Hospital in Boston, where he later served as a Chief Medical Resident. He then received his fellowship training in hematology and oncology at the Dana-Farber Cancer Institute. He earned his medical degree and Ph.D. at UC San Diego School of Medicine, and his bachelor’s degree in Physics at the Massachusetts Institute of Technology.

“As a physician and researcher who has dedicated my professional life to understanding the development and progression of hematologic malignancies such as AML and MDS, I’m excited join Aptose at such a pivotal moment and to have the opportunity to bring CG-806 and APTO-253 to patients in need of new therapies,” said Dr. Bejar. “Our goal is to translate these discoveries into clinically meaningful improvements for these patient populations and I very much look forward to being an integral part of that endeavor.”

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage investigational products for hematologic malignancies: CG-806, an oral, first-in-class mutation-agnostic FLT3/BTK kinase inhibitor, is in a Phase 1 trial in patients with relapsed or refractory B cell malignancies, including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL) and non-Hodgkin lymphoma (NHL), who have failed or are intolerant to standard therapies; APTO-253, the only clinical stage agent that directly targets the MYC oncogene and inhibits its expression, is in a Phase 1b clinical trial for the treatment of patients with relapsed or refractory acute myeloid leukemia (AML) or high risk myelodysplastic syndrome (MDS). For further information, please visit www.aptose.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of Canadian and U.S. securities laws, including statements relating to the Company’s plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others: our ability to obtain the capital required for research and operations; the inherent risks in early stage drug development including demonstrating efficacy; development time/cost and the regulatory approval process; the progress of our clinical trials; our ability to find and enter into agreements with potential partners; our ability to attract and retain key personnel; changing market and economic conditions; inability of new manufacturers to produce acceptable batches of GMP in sufficient quantities; unexpected manufacturing defects; and other risks detailed from time-to-time in our ongoing quarterly filings, annual information forms, annual reports and annual filings with Canadian securities regulators and the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled "Risk Factors" in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.
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For further information, please contact:

Aptose Biosciences Greg Chow Senior Vice President, CFO 650-718-5028 gchow@aptose.com	SMP Communications Susan Petropaolo 201-923-2049 susan@smpcommunications.com

LifeSci Advisors, LLC Daniel Ferry Managing Director 617-535-7746 Daniel@lifesciadvisors.com

LifeSci Advisors, LLC
Daniel Ferry
Managing Director
617-535-7746
Daniel@lifesciadvisors.com